UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2004

TRANSCONTINENTAL GAS PIPE LINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-07584	74-1079400
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2800 Post Oak Boulevard		77056
Houston, Texas		(Zip Code)
(Address of principal
executive offices)

Registrant’s telephone number, including area code: (713) 215-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On December 17, 2004, Transcontinental Gas Pipe Line Corporation (“Transcontinental”) entered into an indenture in connection with the issuance of $75 million aggregate principal amount of its Floating Rate Senior Notes due April 15, 2008 (the “Notes”). See the disclosure under Item 2.03 of this report.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On December 17, 2004, Transcontinental completed the sale of the Notes to the initial purchasers of the Notes pursuant to the terms of a Purchase Agreement, dated as of December 10, 2004, among Transcontinental and the initial purchasers named therein (the “Initial Purchasers”). The Notes were offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions to non-U.S. persons in reliance on Regulation S under the Securities Act. The Notes are governed by the terms of an Indenture, dated as of December 17, 2004, between Transcontinental and JPMorgan Chase Bank, N.A., as trustee (the “Indenture”).

     Interest on the Notes will be payable on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2005. The Notes will initially bear interest at 3.84125% per annum and will mature on April 15, 2008. Interest on the Notes will be reset on each interest payment date, beginning on April 15, 2005, to the three-month LIBOR Rate plus 1.28%.

     Transcontinental may redeem some or all of the Notes at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes then outstanding to be redeemed, or (ii) the sum of the present values of the remaining scheduled payments of the principal amount to be redeemed and interest thereon (assuming that the three-month LIBOR Rate through the maturity date of the Notes would remain constant as of the redemption date), exclusive of accrued but unpaid interest to the redemption date, discounted to the redemption date on a bond-equivalent yield basis (assuming a 360-day year consisting of twelve 30-day months) and at a rate per annum equal to the three-month LIBOR Rate as of the redemption date plus 25 basis points (0.25%), plus in each case, accrued and unpaid interest to the redemption date.

     The Notes will be Transcontinental’s unsecured and unsubordinated obligations and will rank on parity in right of payment with all of its existing unsecured and unsubordinated indebtedness.

     The Indenture contains customary covenants that limit Transcontinental’s ability and the ability of its subsidiaries to incur certain liens, engage in certain sale and lease-back transactions, and merge or consolidate or sell all or substantially all of Transcontinental’s assets.

     The Indenture provides that events of default include: failure to pay interest on any Note when due and payable and that situation continues for 30 days; failure to pay principal of or premium, if any, on any Note when due and payable; failure by the Corporation to comply for 90 days after notice with its other agreements contained in the Indenture; and certain events of bankruptcy, insolvency or reorganization of Transcontinental.

     If an event of default has occurred and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such declaration, the principal, premium and accrued and unpaid interest will be due and payable immediately.

     The description set forth above is qualified in its entirety by reference to the text of the Indenture and the Notes, which are included as exhibits hereto and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Exhibits:

4.1	Indenture, dated as of December 17, 2004, between Transcontinental Gas Pipe Line Corporation and JPMorgan Chase Bank, N.A., as trustee.

4.2	Form of Floating Rate Senior Note due April 15, 2008 (included in Exhibit 4.1).

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCONTINENTAL GAS PIPE LINE CORPORATION

By:	/s/ Brian K. Shore

Name:	Brian K. Shore
Title:	Corporate Secretary

Dated: December 21, 2004

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